Exhibit 10.31

FIRST AMENDMENT (this “Amendment”), dated as of December 12, 2003, to the CREDIT AGREEMENT dated as of February 8, 2002 (the “Credit Agreement”), among AFTERMARKET TECHNOLOGY CORP., a Delaware corporation (the “Borrower”), the several banks and financial institutions parties thereto (the “Lenders”), JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), J.P. MORGAN SECURITIES INC. and CREDIT SUISSE FIRST BOSTON, as joint advisors, joint lead arrangers and joint bookrunners, and CREDIT SUISSE FIRST BOSTON, as syndication agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower has requested that certain provisions of the Credit Agreement be amended as set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments on the terms set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the undersigned hereby agree as follows:

I.              Defined Terms.  Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

II.            Amendment to Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order:

““Aurora Stock Purchase Agreement”: the Stock Purchase Agreement, to be entered into by the Borrower and Aurora after the First Amendment Effective Date and prior to the date of the Public Tender Offer, pursuant to which Aurora shall agree to sell and the Borrower shall agree to purchase the common stock of the Borrower in an aggregate amount not to exceed $18,443,000 at a price per share equal to the price per share of the Tendered Shares.

“Aurora UK Asset Sale Repurchase Amount”:  an aggregate amount not to exceed 30.74% of the UK Asset Sale Retained Amount; provided that such amount shall be applied in accordance with the provisions of Section 8.8(v).

“First Amendment”:  the First Amendment, dated as of December 12, 2003, to this Agreement.

“First Amendment Effective Date” the effective date of the First Amendment.

“Public Tender Offer” a tender offer made by the Borrower to Persons other than Aurora commenced after the First Amendment Effective Date and completed prior to February 29, 2004, for its common stock, in an aggregate amount not to exceed $41,557,000; provided that the aggregate amount of such tender offer may be increased by an amount equal to 69.26% of the UK Asset Sale Retained Amount; provided, further, that the Borrower shall have complied with the provisions of Section 8.6(h) prior to effecting such increase.

“Tendered Shares” the aggregate amount of shares purchased by the Borrower pursuant to the Public Tender Offer.

“UK Asset Sale” the sale of (i) all the outstanding capital stock of Borrower’s subsidiary Aftermarket Technology (UK) Holdings Ltd., (ii) all the outstanding capital stock of Aftermarket Technology (UK) Holdings Ltd.’s subsidiary Automotive Developments Limited, or (iii) substantially all the operating assets of the subsidiaries of Automotive Developments Ltd.

“UK Asset Sale Prepayment Amount” 50% of any Net Cash Proceeds received pursuant to the UK Asset Sale.

“UK Asset Sale Retained Amount” a portion of the Net Cash Proceeds received pursuant to the UK Asset Sale equal to the UK Asset Sale Prepayment Amount, provided that there shall be no UK Asset Sale Retained Amount unless and until the UK Asset Sale Prepayment Amount shall have been applied in accordance with the provisions of Section 8.6(h).”

III.           Amendment of Definition of Consolidated EBITDA.  The definition of Consolidated EBITDA in Section 1.1 of the Credit Agreement is hereby amended by adding at the end thereof the following new sentence: “Solely for purposes of determining compliance by the Borrower with the covenants set forth herein, “Consolidated EBITDA” shall be defined to add-back, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income, charges not described in the preceding sentence incurred during the applicable period but prior to June 30, 2004 in an aggregate amount not to exceed $10,300,000; provided that such charges shall not be added back to Consolidated EBITDA for purposes of determining the Applicable Margin.”

IV.           Amendment of Definition of Consolidated Net Worth.  The definition of Consolidated Net Worth in Section 1.1 of the Credit Agreement is hereby amended by adding at the end thereof the following new clause (iii): “plus (iii) an amount equal to the lesser of (x) the aggregate amount of cash Restricted Payments made in accordance with the provisions of Section 8.8(a)(iv) and (y) $60,000,000”

V.            Amendment of Definition of Pricing Grid.  The leverage ratios set forth in the definition of Pricing Grid in Section 1.1 of the Credit Agreement are hereby amended by (a) deleting “Greater than or equal to 2.50:1.00” and inserting in lieu thereof “Greater than or equal to 2.00:1.00” and (b) deleting “Less than 2.50:1.00, and greater than or equal to 1.50:1.00” and inserting in lieu thereof “Less than 2.00:1.00, and greater than or equal to 1.50:1.00”.

VI.           Amendment to Section 4.5.  Section 4.5 of the Credit Agreement is hereby amended by deleting clause (b) in its entirety and substituting in lieu thereof the following new clause (b):

“(b)         If, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, then 100% (or in the case of the UK Asset Sale, the UK Asset Sale Prepayment Amount) of such Net Cash Proceeds shall be applied on the first Business Day after receipt thereof toward prepayment of the Term Loans and reduction of the Revolving Commitments as set forth in subsection 4.5(f); provided that such Net Cash Proceeds (other than the UK Asset Sale Prepayment Amount which shall be applied toward prepayment of the Term Loans and reduction of the Revolving Commitments as set forth in subsection 4.5(f)) shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate that it intends to use such Net Cash Proceeds to acquire fixed or capital assets for the Borrower or any of its Subsidiaries within 330 days of receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and permanently reduce the Commitments on the date 330 days after the receipt thereof; and provided, further that such Net Cash Proceeds (other than the UK Asset Sale Prepayment Amount which shall be applied toward prepayment of the Term Loans and reduction of the Revolving Commitments as set forth in subsection 4.5(f)) shall not be required to be so applied until such Net Cash Proceeds not applied hereunder exceed $2,500,000 in the aggregate, at which time all of such unapplied Net Cash Proceeds shall be applied as set forth in subsection 4.5(f).”.

VII.          Amendment to Section 8.1.  Section 8.1 of the Credit Agreement is hereby amended by

(a)           deleting the dates and ratios for March 31, 2004 through September 30, 2005 in clause (a) thereof and substituting in lieu thereof the following:

“March 31, 2004	3.00 to 1.00

June 30, 2004	3.00 to 1.00

September 30, 2004	2.75 to 1.00

December 31, 2004	2.50 to 1.00

March 31, 2005	2.25 to 1.00

June 30, 2005	2.25 to 1.00

September 30, 2005	2.25 to 1.00”,

(b)           deleting paragraph (c) thereof in its entirety and substituting the following new paragraph (c) in lieu thereof :

“(c)         Maintenance of Net Worth.  Permit the Consolidated Net Worth of the Borrower at any time to be less than the sum of $175,000,000 plus 50% of the cumulative sum of Consolidated Net Income for each fiscal quarter (if positive) beginning after the First Amendment Effective Date and ended at or prior to such time less the aggregate writeoff of intangible assets constituting goodwill after the First Amendment Effective Date to the extent reflected in accordance with GAAP on the financial statements of the Borrower delivered pursuant to Section 7.1 for fiscal periods ending after the First Amendment Effective Date.” and

(c)           deleting any references to “December 30” in Section 8.1 and substituting, in each instance, in lieu thereof a reference to “December 31”.

VIII.        Amendment to Section 8.6.  Section 8.6 of the Credit Agreement is hereby amended by deleting the word “and” at the end of paragraph (f) thereof, deleting the period at the end of paragraph (g) thereof and substituting in lieu thereof “; and” and adding at the end of such Section the following new paragraph (h) to read in its entirety as follows:

“(h)         the UK Asset Sale; provided that the UK Asset Sale Prepayment Amount shall be applied on the first Business Day after receipt thereof toward prepayment of the Term Loans and reduction of the Revolving Credit Commitments in accordance with subsection 4.5(f).”.

IX.           Amendment to Section 8.8.  Section 8.8(a) of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (ii) thereof and substituting a comma in lieu thereof, deleting the period at the end of clause (iii) thereof and substituting in lieu thereof “and” and adding at the end of such Section the following new clause (iv) to read in its entirety as follows:

“(iv) make cash Restricted Payments to repurchase the Borrower’s common stock prior to February 29, 2004, pursuant to (i) the Public Tender Offer and (ii) the Aurora Stock Purchase Agreement; provided that (x) such repurchase is funded from available cash other than proceeds of Indebtedness, including proceeds from any Revolving Credit Loan, (y) immediately after giving effect to such repurchase there shall be at least $35,000,000 of unused Revolving Credit Commitments and (z) any available cash not used prior to February 29, 2004 in connection with such repurchase shall not be available for additional repurchases after such date other than in accordance with the provisions of Sections 8.8(a)(i) and 8.8(a)(ii).

(v) make cash Restricted Payments to repurchase the Borrower’s common stock after the First Amendment Effective Date and prior to June 30, 2005, pursuant to (A) open market purchases of such common stock by the Borrower in an aggregate amount not to exceed the UK Asset Sale Retained Amount minus the aggregate amount of the Aurora UK Asset Sale Repurchase Amount used to repurchase the common stock of the Borrower from Aurora in accordance with the terms of this Section 8.8(a)(v) and (B) the purchase from Aurora of the common stock of the Borrower in an aggregate amount not to exceed the Aurora UK Asset Sale Repurchase Amount; provided that (w) the UK Asset Sale has occurred, (x) such repurchase is funded solely from the UK Asset Sale Retained Amount and is not funded from any proceeds of Indebtedness, including proceeds from any Revolving Credit Loan, (y) immediately after giving effect to such repurchase there shall be at least $35,000,000 of unused Revolving Credit

Commitments and (z) the Borrower shall have complied with the provisions of Section 8.6(h) prior to effecting any such repurchase”.

X.            Effective Date.  This Amendment shall become effective on the date (the “Effective Date”) on which (a) the Borrower, the Administrative Agent and the Required Lenders under the Credit Agreement shall have duly executed and delivered to the Administrative Agent this Amendment, (b) the Administrative Agent shall have received opinions of outside and in-house counsel to the Borrower in form satisfactory to the Administrative Agent, (c) the Administrative Agent shall have received an executed certificate of officers of the Borrower in form satisfactory to the Administrative Agent  as to such matters as the Administrative Agent may request, (d) the Administrative Agent shall have received all fees required to be paid in connection herewith, including, for the benefit of each Required Lender who shall have duly executed and delivered to the Administrative Agent this Amendment, an amendment fee in an amount equal to 0.20% of such Lender’s Commitment Percentage immediately after giving affect hereto and (e) each of the repayment and the reduction described in Articles XI and XII, respectively, shall concurrently be effected.

XI.           Repayment of Term Loans.  Immediately upon the Effective Date, the Borrower shall prepay $20,000,000 in aggregate principal amount of Term Loans, to be applied in accordance with the provisions of Section 4.5(f) of the Credit Agreement.

XII.         Reduction of Revolving Credit Commitment.  Immediately upon the Effective Date, the Revolving Credit Commitments shall automatically be reduced on such date by $10,000,000, such reduction to be made, and any related actions to be performed, in accordance with the provisions of the second sentence of Section 4.5(f) of the Credit Agreement.

XIII.        Representations and Warranties.  The Borrower hereby represents and warrants that (a) each of the representations and warranties in Section 5 of the Credit Agreement shall be, after giving effect to this Amendment, true and correct in all material respects as if made on and as of the Effective Date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (b) after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

XIV.        No Other Amendments; Confirmation.  Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

XV.         Governing Law.  This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

XVI.        Counterparts.  This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

AFTERMARKET TECHNOLOGY CORP.

By:	/s/ Barry C. Kohn
Name:	Barry C. Kohn
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

By:	/s/ Robert P. Kellas
Name:	Robert P. Kellas
Title:	Vice President